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                                                                                Exhibit 11
                                        Housecall Medical Resources, Inc.
                               Statement Regarding: Computation of Earnings per Share
                                       (In thousands, except per share data)

                                              Three Months Ended                  Nine Months Ended
                                                 March 31                           March 31

                                           1995             1996               1995            1996
                                           ----------------------              --------------------
PRIMARY:

Average shares outstanding                 5,454            6,079              5,454           6,050

Net effect of dilutive options
 based on the treasury stock
 method using average market
 price                                        -               632                 -              617

Adjustment for stock and options
 issued within a one year
 of January 29, 1996 in
 accordance with SAB 83                      828              471                828             508
                                          -----------------------              ---------------------
Weighted average common and
 and common equivalent shares
 outstanding

Net income (loss) attributable
 common stockholders                      $  (33)         $  885              $ (135)         $  601
                                          ======================              ======================
 Per share amount                         $(0.01)         $ 0.12              $ (0.02)        $ 0.08

                                          ======================              =======================
FULLY DILUTED:

Average shares outstanding                 5,454           6,079               5,454          6,050

Net effect of dilutive options
 based on the treasury stock
 method using average market
 price                                       -               638                  -              638

 Adjustment for stock and options
 issued within a one year
 of January 29, 1996 in
 accordance with SAB 83                      828             471                 828             508
                                          ----------------------               ---------------------
 Weighted average common and
 and common equivalent shares
 outstanding                               6,282           7,188               6,282           7,196
                                          ======================               =====================
 Net income (loss) attributable
 common stockholders                      $  (33)         $  885              $ (135)         $  601

 Per share amount                         $(0.01)         $ 0.12              $(0.02)           0.08
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